Exhibit 10.6

AMENDMENT NO. 5

AMENDMENT TO
LICENSE AND COLLABORATION AGREEMENT

THIS AMENDMENT TO LICENSE AND COLLABORATION AGREEMENT (this “Amendment”), is entered into this 2nd day of October 2009 (the “Effective Date”) by and between Santaris Pharma A/S, a Danish corporation having its principal place of business at Hørsholm, Denmark (“Santaris”), and Enzon Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at Bridgewater, New Jersey 08807 (“Enzon”). Santaris and Enzon may be referred to herein individually as a “Party” or collectively, as the “Parties”.

WHEREAS, Enzon and Santaris entered into the License and Collaboration Agreement dated July 26, 2006 (the “Agreement”); and

WHEREAS, the Agreement was amended by Amendment No 1 dated 13th of June, Amendment No 2 dated 25th of June 2007 and Amendment No 3 dated 21st of December 2007.

WHEREAS, Enzon and Santaris desire to amend and restate certain provisions of the Agreement to provide for substitution of targets for purposes of certain development milestones.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein and intending to be legally bound, and otherwise bound by proper and reasonable conduct, the Parties agree as follows:

1. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

2. A new Section 6.1(j) is hereby added to read in its entirety as follows:

Interchange of Targets. Notwithstanding the provisions of Section 6.1(a), Enzon shall have the right to accelerate the Development of one Accepted LNA Compound and delay the Development of another Accepted LNA Compound by substituting one Accepted LNA Compound for another for purposes of achieving the first development milestones set forth in Section 6.1(a); provided that if Enzon exercises this right, it shall not have the right to extend pursuant to Section 6.1(b) the first development milestone for the Accepted LNA Compound for which Development was advanced. Upon substitution of the first development milestone, the second development milestone shall be accordingly substituted (so that the second development milestone date is 18 months after the first development milestone date for such Accepted LNA Compound). For illustration purposes only, if compound 1 has a first development milestone (i.e. select an Accepted LNA Compound for Development and commence pre-clinical toxicology study) on September 1, 2009 and a second development milestone (i.e. filing of an IND) on April 1, 2011 and compound 2 has a first development milestone on February 1, 2010 and a second development milestone on August 1, 2011, Enzon may elect to achieve the compound 1 first development milestone with compound 2. Upon such substitution, the second milestone date for compound 1 shall become August 1, 2011 and the second milestone date for compound 2 shall become April 1, 2011. Thereafter, Enzon could not elect to extend the first development milestone for compound 2 (i.e. the compound which was advanced) pursuant to Section 6.1(b); however, Enzon could elect to extend the first milestone for compound 1 or the second milestone for compound 1 or compound 2 pursuant to Section 6.1(b). Any payments required by Enzon for the achievement of milestones pursuant to Section 7.4(a)(i) or 7.4(a)(ii) shall reflect any substitution of Accepted LNA Compounds pursuant to this Section 6.1(j).

3. The Parties have agreed that the contractual milestone start dates for the LNA Lead Candidates that Santaris Pharma has delivered to Enzon on the six novel discovery targets shall be the following:

Clock start for Next Milestone	Milestone Due Date: Select
(Delivery of 2 LNA compounds)	Preclinical Lead

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HER3	April 3, 2008	October 3. 2009
Beta-Catenin	June 3, 2008	February 3, 2010
AR	October 15, 2008	April 15, 2010
PIK3CA	October 15, 2008	August 15, 2010
HSP27	December 17, 2008	August 17, 2010
Gli2	April 20, 2009	October 20, 2010

4. Except as set forth in this Amendment, the Agreement shall remain in full force and effect.

5. Resolution of all disputes arising out of or related to this Amendment or the performance, enforcement, breach or termination of this Amendment and any remedies relating thereto, shall be governed by and construed under the substantive Laws of the State of New York, without regard to conflicts of law rules that would provide for application of the Law of a jurisdiction outside New York. To the extent there is any such dispute, such dispute will be handled in accordance with the procedures set forth in Section 13 of the Agreement.

6. This Amendment may be executed in two or more counterparts (including by facsimile or pdf file) each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their proper officers as of the date and year first above written.

SANTARIS PHARMA A/S	ENZON PHARMACEUTICALS, INC.

By: /s/Soren Tulstrup	By: /s/Ivan Horak

NAME: Søren Tulstrup	NAME: Ivan Horak
TITLE: Chief Executive Officer	TITLE: EVP – R&D, CSO

By: /s/Henrik Stage	By: ______________________

NAME: Henrik Stage	NAME:
TITLE: Chief Financial Officer	TITLE:

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